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MiMedx Group, Inc.

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Prescience Point Capital Management LLC

Prescience Partners, LP

Prescience Point Special Opportunity LP

Prescience Capital, LLC

Eiad Asbahi

Alfred G. Merriweather

Charlotte E. Sibley

William F. Spengler

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CONFIDENTIAL | 1 THE CASE FOR CHANGE AT MIMEDX GROUP, INC. (MDXG)

CONFIDENTIAL | 3 MDXG operates in two primary business segments – Biopharma and Advanced Wound Care The Biopharma segment’s flagship product is Amniofix Injectable form of human placental tissue used to treat knee osteoarthritis (“knee OA”) and other musculoskeletal ailments Currently in Phase 2b trials for the treatment of knee OA and Phase 3 trials for the treatment of plantar fasciitis and Achilles tendonitis The Advanced Wound Care segment’s flagship product is Epifix Allograft made from dehydrated human placental tissue used to treat acute and chronic wounds such as diabetic foot ulcers and venous leg ulcers Cash flow from the sale of Epifix and other wound care products is used to fund the Company’s pipeline of clinical trials Overview of MDXG MDXG is a leading biopharma and advanced wound care business utilizing human placental tissues to develop products that are used in a variety of sectors of healthcare Advanced Wound Care Biopharma ( Amniofix Pipeline) ~$1 Billion Market Opportunity >$10 Bn Market Opportunity CF from complementary wound care biz used to fund Amniofix pipeline of clinical trials

CONFIDENTIAL | 4 Overview of Prescience Point As one of MDXG’s largest shareholders, we are seeking change due to concerns over the Company’s ability to execute and deliver value to shareholders Public market investment fund that employs forensic investigative techniques to unearth significant mispricings in the public markets Founded in 2009 by investor Eiad Asbahi Prescience Point has a deep history of creating value and advocating for the rights of public shareholders through our activi sm efforts and publishing of public research Prescience Point has a proven track record of understanding the value drivers of a business and has an 11+ years track record of market - beating returns We have created significant value for ALL MDXG shareholders through our activism efforts over the past two and a half years In 2019, we played a vital role in helping MDXG to not only survive the financial and reputational fallout created by its acc oun ting scandal – but also to transform itself into a much stronger company that is better positioned for sustained success We have published two bullish research reports on the Company – the first in January 2019, and the second in December 2020 – bot h of which helped draw positive attention to MDXG and catalyzed an increase in share price For the past 18 months, we have continuously advocated for change in the Company’s investment communications strategy and str ate gic direction in letters to and private conversations with management and the Board

Why Are We Here?

We have made repeated efforts to constructively engage with MDXG. Rather than work cooperatively with us, the Company has taken aggressive actions to thwart us and has mischaracterized our intentions to the public

- **April 2020:** Prescience Point ("PP") reached out to individual MDXG board members to express our dissatisfaction over the Company's inept public messaging, and to express our view that its rumored, impending capital raise was ill-timed and completely unnecessary
- **May 2020:** MDXG instituted a new policy restricting shareholders from having one-on-one conversations with its board members
- **July 2020:** MDXG raised $150m of highly dilutive capital from EW Healthcare and Hayfin Capital Mgmt
- **January 2021:** PP filed a Schedule 13D
- **February 2021:** In a call with MDXG, PP expressed its desire to have more Board representation for the interests of ALL shareholders
- **February 2021:** The current Board further entrenched itself and the interests of EW Healthcare, who already held two Board seats, by adding Dr. Phyllis Gardner, a former affiliate of EW, to the Board
- **March 2021:** In a call with MDXG, PP expressed a desire to negotiate a Board reconstitution. During the call, PP explicitly stated it did not intend to replace Tim Wright as CEO
- **April 2021:** MDXG announced that the 2021 Annual Shareholder Meeting will be held on May 27th
- **April 2021:** In a publicly issued response to our nomination letter, MDXG mischaracterized our initial proposal by implying that we wanted to replace Tim Wright with a new CEO

April 2020 | May 2020 | July 2020 | January 2021 | February 2021 | March 2021 | April 2021

PRESCIENCE POINT CAPITAL MANAGEMENT

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CONFIDENTIAL | 6 EW Healthcare Is Grossly Overrepresented On The Board

CONFIDENTIAL | 7 With the recent appointment of Dr. Phyllis Gardner to the Board, 33% (three out of nine) of the seats on the Board are now he ld by current or former affiliates of EW, which far exceeds EW’s percentage ownership in the Company of ~17% EW’s previous designees to the Board – Martin P. Sutter and William A. Hawkins III – serve on the Board as preferred directors, meaning that they will never face election opposition, amounting to entrenchment As a private equity firm , EW’s interests may not align with those of public shareholders EW Healthcare’s Outsized Representation On The Board Creates A Potentially Severe Conflict Of Interest Dr. Phyllis Gardner Former Partner At Essex Woodlands Ventures, A Predecessor Firm To EW Martin P. Sutter Managing Director of EW Healthcare William A. Hawkins III Senior Advisor to EW Healthcare EW's Representation On The Board Far Exceeds Its Ownership Ownership - % 17% Board Representation - % 33%

EW Appears To Be The Driving Force Behind MDXG's Misguided Roll-Up Strategy

- During recent investor presentations, MDXG has communicated to investors that pursuing inorganic growth opportunities (i.e. acquisitions), most likely in the wound care space, is one of the key pillars of its strategic plan
- Based on our conversations with Martin P. Sutter and William A. Hawkins III, EW's representatives on the Board, we believe EW is likely the driving force behind MDXG's value-destructive pursuit of wound care acquisitions, which is characteristic of a private equity "playbook"
- Our conclusion is supported by the numerous EW portfolio companies that utilize acquisitions as a key part of their growth strategy

On its website, EW cites acquisitions as a key pillar of the growth strategy of many of its portfolio companies

BREG	EYEPOINT PHARMACEUTICALS	proteinsimple	EUSA Pharma
"In 2006, Essex Woodlands [the predecessor firm to EW Healthcare] completed a growth buyout of UOG (formerly known as Bledsoe Brace Systems) and partnered with management to **grow the business through** new product development and **a series of acquisitions**"	"In March 2018, EW made a transformative investment in EyePoint…EW has upgraded EyePoint's board and is **working diligently to execute on a "buy and build" thesis** to create the next leading ophthalmology company"	"…Essex Woodlands acquired its minority stake [in ProteinSimple] in 2010. **Essex Woodlands has led two rounds of funding to support** the company's rapid organic growth and **acquisitions in the protein analysis segment** of the life science tools market."	"Essex Woodlands [the predecessor firm to EW Healthcare] was the founding investor of EUSA Pharma…Essex helped develop a clear business strategy to create a new trans-Atlantic specialty pharma company and **supported the company through four acquisitions** to achieve this goal."
Source: EW Healthcare website	***Source: EW Healthcare website***	***Source: EW Healthcare website***	***Source: EW Healthcare website***

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CONFIDENTIAL | 9 Pursuing An Inorganic Growth Strategy Would Be A Huge Blunder And Would Result In More Value Destruction The fact that management and the Board are looking to make acquisitions in the wound care space shows a complete misunderstanding of the value drivers of the business Given that the market opportunity for and value of Amniofix is many multiples of that of the wound care business, it defies logic for the Company to waste time and capital resources on wound care acquisitions In order to finance such a strategy, the Company would likely have to issue yet more shares, which would effectively transfer much of the value of Amniofix from existing shareholders to new shareholders ~$ 1 Bn >$ 10 Bn $0.0 $2.0 $4.0 $6.0 $8.0 $10.0 $12.0 Advanced Wound Care Amniofix Market Opportunity ($ in Billions)

Shareholders Have Raised Concern That EW's Board Reps May Push MDXG To Acquire EW Portfolio Companies

EW's overrepresentation on the Board, combined with its portfolio of several regenerative tissue / biologics companies, has led several shareholders to raise concerns to us that EW's Board reps may leverage their outsized influence to push MDXG to acquire businesses from EW

EW has several regenerative tissue / biologics companies in its investment portfolio

AxoGen	bioventus	TELA Bio	TISSUETECH
"AxoGen (Nasdaq: AXGN) has a portfolio of regenerative medicine products focused on peripheral nerve repair with its market-leading Avance® Nerve Graft, an off-the-shelf processed human nerve allograft."	"Bioventus is an orthobiologics company that delivers clinically proven, cost-effective products that help patients heal quickly and safely. The company's innovative offerings include market-leading devices, therapies and diagnostics that make it a global leader in active orthopaedic healing."	"…TELA Bio is a publicly traded (Nasdaq: TELA) regenerative medicine company addressing unmet needs in the $2.0+ billion soft tissue reconstruction market in the United States. The company offers a portfolio of advanced reinforced tissue matrices that improve clinical outcomes and reduce overall cost of care."	"TissueTech is a leading private regenerative medicine company with a specialized focus on tissue from the amniotic membrane and umbilical cord, with wide ranging clinical applications across ophthalmology, wound care, and orthopedics…"

PRESCIENCE POINT CAPITAL MANAGEMENT
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CONFIDENTIAL | 11 Management’s Most Recent Comments About Its Intended M&A Strategy Should Not Be Relied Upon Last week, during its Q1 2021 earnings call, management reversed course and stated that it is currently focused on organic rather than inorganic growth. We believe this sudden change in MDXG’s public messaging about its M&A strategy is not genuine and was purely a reactive move sparked by our public involvement “In addition, from a BD standpoint, we're going to continue to pursue inorganic growth opportunities . I think that's important in light of the -- somewhat of the uncertainty in the enforcement discretion side of this.” Mgmt Comments From JP Morgan Healthcare Conference Presentation On January 13 th , 2021 “Several months ago, we stated that we would consider inorganic growth as an option with the goal of potentially adding to top line growth in 2021…While we have a clear set of standards for inorganic growth, our focus today is on organic growth rather than inorganic growth” Mgmt Comments From Q1 2021 Earnings Call On April 29 th , 2021 Following the release of our nomination letter on April 16 th , MDXG suddenly changed its public messaging about its M&A strategy

CONFIDENTIAL | 12 Inept Investor Communications Has Suppressed Shareholder Value

Amniofix Holds Immense Promise

Our research overwhelmingly indicates that Amniofix will be a game-changing, blockbuster treatment for knee OA and other musculoskeletal ailments which is far superior to existing treatments

- **Multiple potential indications** – Clinical trials for knee OA, plantar fasciitis, and Achilles tendonitis underway, w/ additional INDs to be filed
- **Large addressable market** – ~91m U.S. adults have arthritis, including ~20m with knee OA, and ~2m are treated each year for plantar fasciitis
- **Current treatment options are insufficient** – There are few FDA approved treatments for ailments such as knee OA and plantar fasciitis, and those that exist - specifically, NSAIDs, HA injections, and corticosteroids – have considerable efficacy and/or safety drawbacks
- **Promising results in a clinical setting** – Very positive results in both company trials and independent trials
- **Promising results through off-label use** – Used off-label by >100K patients w/ overwhelmingly positive results and zero severe adverse events
- **FDA granted RMAT designation** – RMAT designation for the treatment of knee OA provides an accelerated pathway for approval

We estimate that Amniofix's peak sales from knee OA alone could exceed $8Bn

Peak Sales Estimate For Knee OA Indication For Amniofix

($ and amounts in millions, except per patient and per injection amounts)

	Base	Upside
# Of Patients Receiving Knee OA Injections Annually [1]	5.4	5.4
(*) % Market Share	20.0%	30.0%
Total # Of Patients Receiving Amniofix Injection Annually	1.1	1.6
(*) # Of Injections Per Patient Per Year	1.5	1.5
Total # Of Amniofix Injections Annually	1.6	2.4
(*) Price Per Amniofix Injection	$2,500	$3,500
Estimated Peak Sales For Knee OA Indication	**$4,050**	**$8,505**

Source: Prescience Point estimates.

(1) Per slide 16 of Flexion Therapeutics' September 2020 investor presentation

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CONFIDENTIAL | 14 Based on our sum - of - the - parts analysis, we estimate that MDXG shares could be worth $32.59, and that the value of the Biopharma / Amniofix business far exceeds that of the Advanced Wound Care business Due Primarily To The Value Of Amniofix , We Believe MDXG Shares Could Be Worth >$30 Biopharma / Amniofix valuation of $3.4Bn or $24.96 per share Based on estimated Amniofix peak sales of $4.3Bn in FY 2030 mostly from the knee OA indication, a peak sales multiple of 4x, and a 50% chance of FDA approval, discounted to present value at a 10% rate Advanced wound care valuation of $1.1Bn or $7.63 per share Based on the mid - point of MDXG’s FY 2021 sales guidance of $255m - $270m and assuming a 4.0x sales multiple, we value the wound care business at $7.65 per share Our valuation for Amniofix appears conservative when compared to the lofty valuations that pre - revenue biotechs w/ promising knee OA treatments have received Samumed received a $12Bn valuation while its lead indication for knee OA was in Phase 2 trials

Potential of Amniofix Remains Hidden, Resulting In Chronic Undervaluation

MDXG has consistently failed to convey Amniofix's immense promise to the investment community, leading to a chronic undervaluation of its equity

- MDXG management has been puzzlingly reluctant to provide detailed information about Amniofix when communicating with investors
- To the extent the Company has released information about Amniofix, the data it has provided about the product's potential addressable market and peak sales has been incomplete and overly conservative, amounting in our view to misrepresentation
- The Company has further downplayed the product's potential by positioning its wound care business as its primary business to investors, despite the fact that the value of Amniofix is multiples that of the wound care business
- We believe the above has led the markets to incorrectly view MDXG as primarily a wound care company, and largely ignore the Company's pipeline
- We also believe that EW bears a significant amount of responsibility for MDXG's inept public messaging which is overly focused on the wound care business
  - Based on our conversations with Martin P. Sutter and William A. Hawkins III, EW's designees on the Board, it appears to us that EW does not understand or appreciate the tremendous promise of Amniofix, and mistakenly believes that the wound care business is MDXG's most valuable asset

As of April 30th, 2021, MDXG's share price was $9.70, 70.2% or $22.89 below our estimate of fair value of $32.59

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CONFIDENTIAL | 16 Almost Every Time Mgmt Speaks, The Share Price Declines, Resulting In Persistent Shareholder Disappointment MDXG’s share price has declined 9 out of the 11 times management has spoken publicly to shareholders, and only increased by <1% the other 2 times, since its shares were relisted. We believe this response clearly reflects management’s ineffectiveness in communicating the value of its business, and specifically the potential of Amniofix , to investors 2-Day Share Price Date Event Performance 11/5/2020 Q3 2020 Earnings Call (14.1%) 11/19/2020 Canaccord MedTech & Diagnostics Conference (0.5%) 11/20/2020 2020 Shareholder Meeting (3.7%) 12/1/2020 Piper Sandler Healthcare Conference (0.4%) 1/11/2021 HC Wainwright Bioconnect Conference (5.5%) 1/13/2021 JP Morgan Healthcare Conference (3.6%) 2/17/2021 BTIG Life Science Conference 0.1% 3/8/2021 Q4 2020 Earnings Call (15.3%) 3/10/2021 HC Wainwright Global Life Sciences Conference 0.9% 3/16/2021 Oppenheimer Healthcare Conference (2.1%) 4/29/2021 Q1 2021 Earnings Call (9.4%)

CONFIDENTIAL | 17 Management’s Presentation At The JP Morgan Healthcare Conference Was A Failure The 2021 JP Morgan Healthcare Conference, perhaps the most important healthcare conference of the year, was a complete failure for the Company and generated little - or - no interest in its stock, as illustrated by the 3.6% decline in MDXG shares in the two trading days following its presentation Management’s lackluster presentation on January 13 th , 2021 at the JP Morgan Healthcare Conference epitomizes its complete ineffectiveness in conveying the potential of Amniofix to the investment community In its presentation, management downplayed Amniofix’s potential by positioning wound care as its primary or “core” business, and spent very little time speaking about the product Management further downplayed Amniofix’s potential by providing overly conservative and inaccurate datapoints. For example, in its presentation, management inexplicably estimated that just 1 - 1.5 million knee OA patients could benefit from Amniofix and other similar amnion/chorion products, despite the fact that more than half of the almost 20 million knee OA patients in the US have advanced knee OA Source: MDXG’s 2021 JP Morgan Healthcare Conference Presentation, Slide 32 In Its Presentation, MDXG Inexplicably Refers To Its Wound Care Business As Its “Core Business” ??? Source: MDXG’s 2021 JP Morgan Healthcare Conference Presentation, Slide 12 In Its Presentation, MDXG Inexplicably Estimates That The Potential Market For Amniofix Is Just 1 - 1.5M Patients ???

CONFIDENTIAL | 18 Despite its shares having been relisted on the NASDAQ for approximately 6 months, the only sell - side coverage that MDXG has been able to attract is research from Zacks and H.C. Wainwright, and one of these reports – the Zacks report – was sponsored research (i.e. paid for by the Company) MDXG Has Failed To Attract Meaningful Sell - Side Coverage DISCLOSURES …Zacks SCR has received compensation from the issuer directly or from an investor relations consulting firm engaged by the issuer for providing non - investment banking services to this issuer... The non - investment banking services provided to the issuer includes the preparation of this report 2/16/2021

CONFIDENTIAL | 19 H.C. Wainwright’s initiating coverage report on MDXG was riddled with puzzling and egregious errors which reflect a failure on the part of management to accurately tell the Company’s story to the sell - side The H.C. Wainwright Report Was Riddled With Errors MDXG’s revenue from the knee OA indication is expected to dwarf that from the plantar fasciitis indication. Yet, for some puzzling reason, H.C. Wainwright is projecting that MDXG’s revenue from the plantar fasciitis indication will be greater than from the knee OA indication in the 1 st year following approval MDXG’s investigation, restatement and related expenses are expected to decline dramatically in FY 2021. Yet, for some puzzling reason, H.C. Wainwright is projecting $48m of these costs in FY 2021

CONFIDENTIAL | 20 A Current Board Member Recently Acknowledged That MDXG’s Messaging “Sucks” But don’t just take our word for it. After months of denial, current board member Marty Sutter finally relented and admitted that the Company’s messaging needed to be fixed During a conversation with board member Marty Sutter shortly before the JP Morgan conference, we expressed our concerns about the Company’s ineffective messaging. Mr. Sutter responded by denying that there was a problem However, just two months later, in an email exchange on March 17 th with a frustrated shareholder (which was forwarded to us), Mr. Sutter completely changed his tune and acknowledged that the Company needed “to do a much better job on ‘messaging’” A couple weeks later, during a conversation with management and the Board in late March, Mr. Sutter used more colorful language to describe the Company’s messaging to us by stating that it “sucks” Given that MDXG has failed to fix its messaging despite our pleas for it to do so over past two years, we believe Mr. Sutter’s shift in tone was purely a reactive move sparked by our public involvement, and we strongly doubt the necessary changes can or will be made without a board reconstitution

CONFIDENTIAL | 21 Large Increase In MDXG’s Share Price In Late 2020 / Early 2021 Is Primarily Attributable To Our Report On December 16 th , 2020, we published a detailed report on Amniofix . Prior to the release of our report, MDXG’s share price was languishing in the $5s and $6s, meaning that the market was assigning zero value to Amniofix . In the four trading days following the release of our report, MDXG shares increased by >50% . We believe this market response is a clear indictment of management’s inability to convey the MDXG story to investors. $4.00 $5.00 $6.00 $7.00 $8.00 $9.00 $10.00 $11.00 $12.00 $13.00 $14.00 12/16/2020: Prescience Point releases a detailed report on Amniofix $9.70

Shareholders Are Frustrated And Want Change

Over the past few months, several large shareholders have emailed management and the Board to express their frustrations. In their emails, these shareholders credited our report for the large share price increase since December, and urged the Company to become more vocal and transparent about Amniofix

SHAREHOLDER #1

Extracts From Email To Mgmt Sent On January 9th, 2021

"I've also read [REDACTED] letter to management and the board, which seems to echo Eiad. I would like to 'second' that letter. I also feel if we were priced as a biopharma (in addition to best-in-class AWC) our shares would be about $20 at this very time…

…I do feel it's appropriate to have investors look at us as a biopharma…the JP Morgan conference is the perfect opportunity to make that perspective a reality… other companies in the same position carefully make the future statement of what could be so that investors get an idea of the scope of possibility, not probability… you have a grade A+ product - that is worth so much more than we are currently priced. Eiad's letter [i.e. report] showed everyone what can be done with a forward looking presentation."

Extracts From Email To Mgmt Sent On March 10th, 2021

"…I am not happy with the price of our shares as I do not feel it represents the value that you have achieved, and not even close to the value of our products...To me we are priced for a wound care company. Full stop. No value for musculoskeletal. I think you and our IR firm need to have us perceived as a biopharma. In other words we should be at $20 now, not $10. And on this point Eiad is right…I believe you have to figure out how to get this across in a way that leaves the audience wanting to buy shares.

I have been on boards where the CEO and directors buy stock to make the point shares are undervalued. That is one way to communicate the value here. But we also need a ringing endorsement form somewhere."

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Shareholders Are Frustrated And Want Change (Cont'd)

SHAREHOLDER #2

Extracts From Email To Mgmt Sent On January 6th, 2021

"It is wonderful that MDXG has a chance to present at JPM this year…This is the company's first time back at the most important conference of the year so obviously this conference carries with it some added significance.

As an investor, I would hope that you guys stress some of the points that Prescience Point made in its latest write up that helped push the stock higher last month. That is I would hope that you guys do spend time discussing the opportunities around OA of the knee and the potential leading position and addressable market therein as well as the import of RMAT designation. Reaffirming some of those points will go a long towards turning people towards the potential growth story here."

Extracts From Email To Mgmt Sent On January 11th, 2021

"It is very frustrating that you guys don't highlight the full potential of OA of the knee today. For instance, you guys have said privately that the market for OA of the knee is 10-15mm patients and yet in the presentation it is listed as 1-1.5mm. When investors see that number they will apply a reasonable market share to that number and get to a very low peak sales number. It doesn't make sense why you guys are underplaying the story here.

Prescience Point to their credit is telling the story and the market reacted accordingly. We shouldn't rely on a hedge fund to tell the growth story of MDXG. This should be on you guys...If you don't believe in the story, then the company needs leaders who do."

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Shareholders Are Frustrated And Want Change (Cont'd)

SHAREHOLDER #2

Extracts From Email To Mgmt & Board Sent On March 9th, 2021

"The company continues to disappoint the market from a sales and guidance perspective and just a general enthusiasm perspective as you can see from the reaction today in the stock price…If you really believe the MDXG story here, then please buy some stock and give folks confidence. These calls and your conversations with investors have not generated much of it – that should be self-evident at this point by how the market reacts to investor presentations and quarters…Right now, Prescience Point is telling the story for MDXG especially with regards to the BLAs and they were even the ones telling the story on the call today. I support their efforts here but this shouldn't be on them.

The response to this might be – we just care about the long term etc. But the reality is that the share price matters and creating the right narrative matters – especially if this is to ever receive a strategic consideration from another party. Buying stock yourself would go a long way to showing to investors that you believe in the long term trajectory of the wound care business and the upside from the BLAs."

SHAREHOLDER #3

Extracts From Email To Mgmt & Board Sent On March 10th, 2021

"Tim I've given up trying to find someone administering your products in Arizona. Only at MDXG can a consumer not find out how to purchase their products by contacting the CEO. Ever heard of a dealer locator? Or maybe a salesman from that region?? And investors question why your sales numbers are so pathetic? 10% ?? You're telling Wall Street to go away.

It's unseemly when one looks at your salary and then all the options your team is loading up on…Is this performance based?…On what basis?….What about shareholders? Why do you and the Board never put YOUR money where your mouth is?? No one steps up to buy a share! Where is the analyst's coverage?? What is your new IR guy doing? Whatever it is - it's not working. He told me on a call not long ago the lack of coverage is because it takes analyst 5 months to write a report…..No joke - can't make this up. Yesterday's call sounded like a wake"

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Shareholders Are Frustrated And Want Change (Cont'd)

SHAREHOLDER #4

Extracts From Email To Mgmt Sent On March 9th, 2021

"I thought the call was a tad disappointing until Eiad got on the call and attempted to get some answers for VERY impatient shareholders..I was being bombarded with emails during the call from other long term shareholders. By answers I mean to quantify the potential revenue for the OA indication and when we can expect to get data readouts on both planters and OA. Eiad is right about the potential interest from big pharma after readouts on blockbuster drugs.

It's crazy that the company will not commit to when investors can expect to get the data. Other biopharmas I follow (which is MANY) release data and say "we will be meeting with the FDA to discuss the results of the trial, NOT that we will be engaging in discussions with the FDA and will release data to investors "someday"."

SHAREHOLDER #5

Extracts From Email To Mgmt & Board Sent On January 8th, 2021

"Prior to the release of Prescience Point's Mimedx report on December 16, 2020, the company's stock price had languished in the mid-5's to mid-6's for many months on end and had received no initiating coverage by research analysts from any brokerage house or investment bank whatsoever…The single common thread that I could see in each conference call, earnings report, the two shareholder meetings, and the various virtual healthcare conferences where Mimedx presented was that Mimedx continued to give primary focus and present as its 'core business', the Advanced Wound Care (AWC) division…

…In one week's time Mimedx will be participating at the JP Morgan Healthcare Conference…The 'story' Mimedx tells at this conference will be of critical importance because the JPM Healthcare Conference acts as the launchpad for many subsequent biotech mergers and acquisitions, strategic investments, and analyst coverage initiation…

…Mimedx can ONLY benefit now from re-positioning itself to Wall Street PRIMARILY as a biopharma small cap with a potential multi-billion dollar IND ($6b-$8b?)…which ALSO owns the best in class Advanced Wound care product line ($1b-$2b?) that produces 85% of its current revenue - not the other way round."

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CONFIDENTIAL | 26 MDXG Has Yet To Resolve Its Lingering Internal Control Issues, Shareholders Should View This As Unacceptable Management and the Board have had more than enough time to fix MDXG’s material weakness in internal controls. However, as of today, this issue still remains unresolved. Although not directly related to the Company’s investor communications efforts, this lingering issue does not give investors any confidence that MDXG’s financial reporting problems are completely behind it “We have concluded that our internal control over financial reporting was not effective as of December 31, 2020 due to the existence of material weaknesses in such controls and we have also concluded that our disclosure controls and procedures were not effective as of December 31, 2020 due to material weaknesses in our control over financial reporting , all as described in Item 9A, “Controls and Procedures,” of this Form 10 - K. While we continued meaningful remediation efforts during 2020 to address the identified weaknesses, we were not able to fully remediate our material weaknesses in internal controls as of December 31, 2020. In addition, one or more additional material weaknesses in our internal control over financial reporting might arise or be identified in the future. We intend to continue our control remediation activities and, in doing so, we will continue to incur expenses and expend management time on compliance - related issues” Source: MDXG FY 2020 10 - K, Pg. 44

CONFIDENTIAL | 27 The Troubling, Value Destructive EW Healthcare Transaction

CONFIDENTIAL | 28 In July 2020, MDXG Secured $150M Of Capital From EW Healthcare and Hayfin Capital Management On July 2 nd , 2020, MDXG announced that it had raised $150m in the form of $100m of convertible preferred stock and a $50m term loan from EW Healthcare Partners (“EW”) and Hayfin Capital Management (“ Hayfin ”) $100m of Convertible Preferred Stock: EW funded $90m of the preferred stock, and Hayfin funded the remaining $10m Convertible into MDXG common shares at a conversion price of $3.85 per share, and pays an annual dividend of 4% for the first 12 months and 6% thereafter $50m Term Loan: Hayfin funded the entirety of the term loan Carries an interest rate of L+6.75% and is eligible to decrease to L+6.5% or L+6.0% based on future net leverage levels Despite our objections and offer to help it raise capital at a more opportune time, MDXG raised $150 million of hugely dilutive capital in July of last year. This incredibly value destructive transaction epitomizes the lack of regard that the current management and Board have shown for the best interests of its shareholders

CONFIDENTIAL | 29 The $150M Capital Raise Was Excessive And Completely Unnecessary The Company’s decision to raise such a large amount of capital was baffling given that, at the time, it had more than sufficient liquidity and covenant cushion to fund itself for 12+ months As of June 30 th , 2020, just two days before the announcement of the capital raise, MDXG had a reported cash balance of $48.2m which, when considering the following, appears to have been more than sufficient to fund its business for the next 12+ months: Despite the effects of the pandemic, MDXG was not burning significant cash and reported a operating cash flow loss of just $3.2m in Q2 2020 After a large dip in sales in early 2020 due to the pandemic, MDXG’s sales rebounded significantly in late Q2 and were flat YoY in both June and July 2020 On April 23 rd , 2020, the Company successfully amended its existing term loan agreement with Blue Torch Finance, providing it with a significant amount of cushion under its leverage covenants

CONFIDENTIAL | 30 The Preferred Stock Was Issued At A Steep Discount, Resulting In Massive Dilution And Value Destruction As of July 1 st , 2020, the day before the deal was announced, MDXG shares were languishing and were trading at just $5.40, which was a fract ion of our estimate of fair value of >$30. Said another way, the Company was raising dilutive financing at an extremely inopport une time. To make matters worse, despite the fact that its shares were already trading at a large discount to fair value, MDXG inexplic abl y agreed to issue the $100m of preferred stock with a conversion price of just $3.85, which was 28.7% lower than its July 1 st share price As a result, existing shareholders suffered massive dilution – 23.6% to be exact – and value destruction The $100M Of Preferred Stock Was Issued With A Conversion Price That Was Significantly Lower Than MDXG’s Already Low Share Price… Share Price As Of 7/1/2020 $5.40 Preferred Stock Conversion Price $3.85 Premium / (Discount) Current Share Price (28.7%)

CONFIDENTIAL | 31 Although MDXG was delisted at the time of its capital raise, it was in the process of applying for relisting on the NASDAQ NASDAQ requires shareholder approval for any issuance that can result in the issuance of more than 20% of the outstanding common stock or voting power at a price less than the Minimum Price Shareholders did not have the opportunity to voice their opinion on this dilutive issuance We believe that issuing shares such an excessive number of shares at an extreme discount, together with MDXG’s lack of financial need as demonstrated by its available cash on hand, clearly and unnecessarily destroyed shareholder value The Preferred Terms Did Not Comply With NASDAQ’s 20% Discounted Issuance Rule THE NASDAQ 20% ISSUANCE RULE: “(A) "Minimum Price" means a price that is the lower of: ( i ) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement… (2) Shareholder approval is required prior to a 20% Issuance at a price that is less than the Minimum Price.” Source: NASDAQ Rulebook

CONFIDENTIAL | 32 The Wound Care Business Has Lost Significant Market Share

CONFIDENTIAL | 33 MDXG Has Lost Significant Share To Organogenesis, One Of Its Primary Competitors In The Wound Care Space MDXG reported an 11% YoY decline in sales in FY 2020 and has projected that its sales in FY 2021 will be flat YoY. By contrast, Organogenesis ("ORGO") reported a 30% YoY increase in sales in FY 2020 and, based on the midpoint of its guidance, has projected that its sales in FY 2021 will increase by 17.5% YoY. Said more simply, MDXG has lost and continues to lose significant share to ORGO MDXG ORGO YoY YoY ($ in millions) $ Growth $ Growth FY 2020 Reported Sales $240.5 (10.8%) $338.3 29.6% FY 2021 Sales Guidance $240.5 0.0% $397.5 17.5% Source: MDXG and ORGO filings with the SEC and investor presentations.

CONFIDENTIAL | 34 Not Surprisingly, ORGO’s Share Price Has Drastically Outperformed That Of MDXG 50.0% 100.0% 150.0% 200.0% 250.0% 300.0% 350.0% 12/31/2020 1/31/2021 2/28/2021 3/31/2021 4/30/2021 Indexed Stock Price Performance MDXG ORGO

CONFIDENTIAL | 35 Changes To The Board Are Urgently Needed

CONFIDENTIAL | 36 MDXG Is Entering The Most Pivotal Time For Value Creation In Its History With MDXG on the verge of publishing its clinical trial results, the Company is entering the most pivotal time in its history where tremendous value could either be created or squandered. We believe that urgent changes to the Board are needed to ensure that MDXG fixes its lingering issues and is fully prepared to take advantage of this short window for massive value creation The Company expects to release the results of its Phase 3 plantar fasciitis and Achilles tendonitis trials, and, most importantly, its Phase 2B knee OA trial sometime this summer Biopharma companies with potential blockbuster treatments in clinical trials often strike up strategic partnerships or sell themselves outright following the publishing of Phase 1 or Phase 2 results We believe that, if the Phase 2b knee OA results are positive, the Company will likely receive several takeout or strategic partnership offers from Big Pharma shortly after the results are published The Board needs new members who understand MDXG’s value drivers and can help it effectively promote Amniofix and negotiate with potential strategic partners or acquirers We believe that if the Company continues with its current messaging and continues down its current strategic path, it will squander this short window of opportunity for tremendous value creation Q1 2021 Q2 2021 Q3 2021 Q4 2021 FDA Meeting To Discuss Results Of Trials Publishing Of Results Of Phase 2b Knee OA, Phase 3 Plantar Fasciitis and Phase 3 Achilles Tendonitis Trials Projected Timeline For Amniofix

CONFIDENTIAL | 37 Case Study: Forty Seven Sale To Gilead The successful sale of Forty Seven, Inc. (“FTSV”) perfectly demonstrates the massive valuation that biopharma companies with a potential blockbuster treatment, and who have a management and board that is fully - aligned with shareholders, can fetch in just a few short months following a positive Phase 1 or Phase 2 readout $0.00 $20.00 $40.00 $60.00 $80.00 $100.00 $120.00 12/8/2019: One - Day Before Phase 1b Readout For Magrolimab , A Potential Blockbuster Treatment For Myelodysplastic Syndrome and Acute Myeloid Leukemia 12/9/2019: Positive Phase 1b Results Reported For Magrolimab 2/28/2019: Bloomberg reports that Gilead is in talks to buyout FTSV 3/2/2020: Gilead agrees to buy FTSV for $4.9Bn or $95.50 per share

CThrough This Critical Time Period